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                                 EXHIBIT 11(b)

                        Consent of Price Waterhouse LLP


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the Registration Statement) of The Charles Schwab Family of Funds of our reports dated January 31, 1996, relating to the financial statements and financial highlights of Schwab Money Market Fund, Schwab Government Money Fund, Schwab U.S. Treasury Money Fund, Schwab Municipal Money Fund (formerly Schwab Tax-Exempt Money Fund), Schwab California Municipal Money Fund (formerly Schwab California Tax-Exempt Money Fund), Schwab New York Municipal Money Fund (formerly Schwab New York Tax-Exempt Money Fund), Schwab Institutional Advantage Money Fund and Schwab Retirement Money Fund, which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectuses of the aforementioned funds, which constitute part of this Registration Statement. We also consent to the reference to us under the heading Accountants and Reports to Shareholders in such Statement of Additional Information and to the reference to us under the heading Financial Highlights in such Prospectuses.

We further consent to the use in the Prospectus and Statement of Additional Information of Schwab Value Advantage Money Fund, which are incorporated by reference into the Registration Statement, of our report dated January 31, 1996, relating to the financial statements and financial highlights appearing in the December 31, 1995 Annual Report of Schwab Value Advantage Money Fund. We also consent to the references to us under the heading Accountants and Reports to Shareholders in such Statement of Additional Information and to the references to us under the headings Financial Highlights and Accountants in such Prospectus.


San Francisco, California
February 21, 1997